Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Western Alliance Bancorporation of our reports, dated March 13, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2008, which appear in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2008.
We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.
/s/ McGLADREY & PULLEN, LLP
Las Vegas, Nevada
May 4, 2009
McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.